Summary Translation	Exhibit 4.78

Comprehensive Facility Contract

Contract No.：2011JIYINZONGXINZIDI11510168

Borrower：Ganglian Finance Leasing Co., Ltd.

Lender：CITIC Shijiazhuang Branch

Signing Date：June 29, 2011

Line of Credit：RMB65, 000,000

Contract term：18 month，From June 29, 2011 to December 22, 2012

Loan Guaranty： Pledge Guarantee

Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the accreditor, with the contract no.2011JIYINZUIQUANZHIDI11140562.